Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the use of the name Netherland, Sewell, & Associates, Inc., the reference to our reserve report dated February 27, 2012 for Savoy Energy, L.P. of which Hallador Energy Company (the “Company”) owns a 45.26% equity interest, and the use of information contained therein in the Company’s 2011 Form 10-K to be filed on or about March 2, 2012, and (ii) inclusion of our summary  report dated February 27, 2012, included in such Form 10-K, as Exhibit 99.

We hereby further consent to the incorporation by reference in the two Registration Statements on Form S-8 (file # 333-163431 and # 333-171778) of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C. H. (Scott) Rees, III
C. H. (Scott) Rees III, P. E.
Chairman and CEO

Dallas, Texas
February 29, 2012